EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                                 P. O. Box 2611
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                                  May 24, 2005

Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, NC  27609

Ladies and Gentlemen:

      We are counsel to Capital Bank Corporation, a North Carolina corporation (the "Company"), in connection with the proposed issuance by the Company of up to 15,000 shares of the Company's common stock, no par value per share (the "Shares") to be issued pursuant to the Company's Deferred Compensation Plan for Advisory Board Members (the "Plan"). The Shares are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) the Company's Articles of Incorporation, as amended, (iii) the Company's current Bylaws, (iv) the minutes of meetings of the Board of Directors of the Company as provided to us by the Company relating to the authorization and issuance of the Shares, and (iv) such other corporate documents, instruments and records of the Company as we have deemed necessary for purposes of this opinion. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data referenced therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company.

      Based upon the foregoing and additional qualifications set forth below, it is our opinion that when issued and delivered in accordance with the Plan, and in the manner described in the Registration Statement, the Shares will be, upon receipt of payment therefore, validly issued, fully paid, and nonassesseable.

      The opinion set forth herein is limited to the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of the Shares.


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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

      Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein. This opinion is intended solely for your use in connection with the transaction described above. It may not be relied upon for any other purpose without our prior written consent.

                                           Sincerely yours,

                                           /s/ Smith, Anderson, Blount, Dorsett,
                                               Mitchell & Jernigan, L.L.P.


                                           SMITH, ANDERSON, BLOUNT, DORSETT,
                                               MITCHELL & JERNIGAN, L.L.P.


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